FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                 CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     July 18, 2001
                                                     --------------



                            GREATER COMMUNITY BANCORP
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             (Exact name of registrant as specified in its charter)





     NEW JERSEY                  01-14294                   22-2545165

    (State of other           (Commission                  (IRS Employer
     jurisdiction of            File No.)                   Identification No.)
     incorporation)



         55 UNION BOULEVARD, TOTOWA, NJ                                07512

(Address of principal executive offices)                             (Zip Code)




Registrant's telephone number, including area code: 973-942-1111





           (Former name or former address, if changed since last report)

Item 5.  Other Events


     On July 18, 2001, George E. Irwin, President and CEO of Greater Community Bancorp, announced that the net income increased by 21% for the first half of 2001. Diluted earnings per share were $0.39 for the six months of 2001 and $0.32 in 2000. For the second quarter ended June 30, 2001, diluted earnings per share were $0.21 compared to $0.16 in the same period in 2000. Cash earnings per diluted share for the six months and second quarter of 2001 were $0.44 and $0.23, respectively, compared to $0.38 and $0.20 in the same periods of 2000. All per share results were adjusted for a 5% stock dividend paid on July 31, 2000. Provision for possible loan and lease losses was $415,000 for the six months period compared to $573,000 during the similar period in 2000.

     Total assets at June 30, 2001 were $655.4 million compared to $579.5 million at June 30, 2000. Deposits were $486.7 million and $476.0 million for the two dates, respectively.

     Greater Community Bancorp is the holding company for Great Falls Bank, Bergen Commercial Bank, Rock Community Bank, Greater Community Financial, LLC, a full service securities broker-dealer and Highland Capital Corp., an equipment leasing company.



Item 7.  Financial Statements and Exhibits.

     (c) Exhibits.  The following exhibit is being filed with this Report and is attached hereto:

               99.1 Press Release issued July 18, 2001 relating to the
                    announcement of the second quarter 2001 earnings.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                GREATER COMMUNITY BANCORP
                                                --------------------------
                                                (Registrant)




Date:   August 1, 2001                          /s/ Naqi A. Naqvi
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                                                (Signature)
                                                 NAQI A. NAQVI
                                                 VICE PRESIDENT AND TREASURER